As filed with the Securities and Exchange Commission on August 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMYLYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4600503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

43 Thorndike St. Cambridge, MA (617) 682-0917	02141
(Address of Principal Executive Offices)	(Zip Code)

Amylyx Pharmaceuticals, Inc. 2023 Inducement Plan

(Full title of the plan)

Joshua B. Cohen, Co-Chief Executive Officer

Justin B. Klee, Co-Chief Executive Officer

Amylyx Pharmaceuticals, Inc.

43 Thorndike St.

Cambridge, MA 02141

(Name and address of agent for service)

(617) 682-0917

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Benjamin K. Marsh, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Amylyx Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 13, 2023 (File No. 001-41199), including the information specifically incorporated by reference therein from the Registrant’s definitive proxy statement relating to the 2023 annual meeting of stockholders;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 filed with the Commission on May 11, 2023, and June 30, 2023, filed with the Commission on August 10, 2023;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 21, 2023, June 9, 2023, June 23, 2023 and July 26, 2023; and

(e)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41199), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January  4, 2022, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information “furnished” to the Commission, including without limitation under current items 2.02 or 7.01 of Form 8-K, be deemed incorporated herein by reference unless such Form 8-K or other report expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in Section 145. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in both its certificate of incorporation and bylaws that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Registrant’s board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2022).

4.2	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2022).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Amylyx Pharmaceuticals, Inc. 2023 Inducement Plan.

99.2*	Form of Restricted Stock Unit Award under the 2023 Inducement Plan.

99.3*	Form of Non-Qualified Stock Option Agreement for Company Employees under the 2023 Inducement Plan.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on August 10, 2023.

Amylyx Pharmaceuticals, Inc.

By:	/s/ Joshua Cohen
Name:	Joshua Cohen
Title:	Co-Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua Cohen and Justin Klee, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Joshua Cohen	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2023
Joshua Cohen

/s/ Justin Klee	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2023
Justin Klee

/s/ James M. Frates	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2023
James M. Frates, M.B.A.

/s/ George Mclean Milne Jr.	Director	August 10, 2023
George Mclean Milne Jr., Ph.D.

/s/ Paul Fonteyne	Director	August 10, 2023
Paul Fonteyne, M.S., M.B.A.

/s/ Daphne Quimi	Director	August 10, 2023
Daphne Quimi

/s/ Karen Firestone	Director	August 10, 2023
Karen Firestone